FOR IMMEDIATE RELEASE
August 24, 2010

Contacts:
Analysts Jay Gould (614) 480-4060	Media Maureen Brown	(614) 480-5512

HUNTINGTON BANCSHARES APPOINTS ANN “TANNY” B. CRANE TO ITS BOARD

Crane formerly served as the board chair of the Federal Reserve Bank of Cleveland

COLUMBUS, Ohio – Ann “Tanny” B. Crane, president and CEO of Crane Group as well as the former board chair of the Federal Reserve Bank of Cleveland, has been named to the Huntington Bancshares board of directors.

Since 2003, Crane has led a diversified portfolio company comprised of businesses primarily serving the home building and commercial markets, as well as managing investments in private equity firms and real estate and bond portfolios. Crane and her company are widely recognized for their multigenerational philanthropy to communities throughout Central Ohio.

“Tanny is an accomplished executive who has a deep knowledge of the financial services industry,” said Steve Steinour, president, chairman and CEO of Huntington. “Thanks to her work with the Federal Reserve, she understands the challenges and opportunities facing our industry today. She also shares our values on community support and investment. We welcome her expertise as we continue to grow the bank and expand our investments in the communities we serve.”

Crane joined Crane Plastics Company in 1987 as director of human resources, and was promoted to vice president of sales and marketing in 1993. She became the president of Crane Plastics in 1996, and was promoted to her current position in 2003. Prior to joining Crane Plastics, she was product manager for Quaker Oats Company of Chicago and national account manager at AT&T.

In 2003, Crane was appointed bank director for the Federal Reserve Bank of Cleveland. She served as a director for five years and was then named chair of the board. She served in that capacity for two years, beginning in 2007.

“I am delighted to join Huntington, which I believe is on the right path to sustained growth,” said Crane. “I look forward to being part of such a strong and active board that is committed to its markets and to its customers.”

Crane is extremely active in the Columbus community. She serves as vice chair and member of the governing committee of the Columbus Foundation, is a member of the Columbus Partnership and serves as board chair of the Columbus City Schools Education Foundation. She also sits on the executive committee of the I Know I Can board and is an advisory board member of the Fisher College of Business at The Ohio State University. Chair of the Women’s Leadership Council of United Way of Central Ohio, Crane is also past board chair and served as 1999 campaign chair. She is also past president of the board of Action for Children.

Crane received her master’s of business administration in marketing and finance from the Kellogg Graduate School of Management at Northwestern University and her bachelor’s in administrative science, with a major in marketing, from The Ohio State University.

About Huntington
Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has been providing a full range of financial services for 144 years. Huntington offers checking, loans, savings, insurance and investment services. It has more than 600 branches and also offers retail and commercial financial services online at huntington.com; through its telephone bank; and through its network of over 1,300 ATMs. Huntington’s Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area.